Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the 2015 Stock and Annual Incentive Plan of Match Group, Inc. of our report dated August 11, 2015, except for Note 8 and 17 as to which the date is November 20, 2015, with respect to the combined financial statements and schedule of Match Group, Inc. included in its final Prospectus filed with the Securities and Exchange Commission on November 20, 2015 relating to Match Group, Inc.’s Registration Statement, as amended (Form S-1 No. 333-207472).

/s/ Ernst & Young LLP

New York, New York

November 25, 2015